Exhibit 23.1

CONSENT OF GORDON, HUGHES & BANKS, LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2 of Capsource Financial, Inc. and to the inclusion therein of our report dated February 28, 2007, with respect to the balance sheet of Capsource Equipment Company, Inc. as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 1, 2006 to December 31, 2006.

/s/   Gordon, Hughes & Banks, LLP

Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
April 20, 2007